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                        ASSET PURCHASE AND SALE AGREEMENT



     THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of August 25, 1997, is entered into by and among FLOW INTERNATIONAL CORPORATION, a Delaware corporation ("Flow"), SPIDER STAGING CORPORATION, a Washington corporation ("Spider WA"), SPIDER STAGING CORPORATION, a British Columbia corporation ("Spider BC"), POWER CLIMBER NV, a Belgium corporation ("Power Climber Belgium"), PCNV HOLDINGS, a Belgium corporation ("Holdings Belgium"), POWER CLIMBER, INC., a California Corporation ("Power Climber CA"), SUSPENDED SCAFFOLD SYSTEMS, INC., a California Corporation ("Suspended Scaffold"), SCAFFOLD CLIMBER, INC., a California Corporation ("Scaffold Climber"), POWER OPERATED STAGING, INC., a California Corporation ("Power Staging"), ASTRO HOIST, INC., a California Corporation ("Astro Hoist"), RAMPART WATERBLAST, INC., a Florida corporation ("Rampart"), and SAFEWORKS, L.L.C., a Washington limited liability company ("Spider Acquisition"). Flow, Spider WA, Spider BC, Power Climber Belgium, Holdings Belgium, Power Climber CA, Suspended Scaffold, Scaffold Climber, Power Staging, Astro Hoist, and Rampart are each referred to herein as a "Seller" and collectively as the "Sellers". Spider Acquisition, Belgium Acquisition (defined below), and Canada Acquisition (defined below) are each referred to herein as a "Purchaser" and collectively as the "Purchasers".


                                   BACKGROUND

     A. The Sellers own or lease, and use in the business known as Flow's Access and Services Group, certain assets.

     B. The Purchasers desire to acquire substantially all of the assets used in the Access and Services Group business, and the Sellers desire to sell such assets and such business as a going concern, pursuant to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     1.   DEFINITIONS.

     In addition to the terms defined elsewhere in this Agreement, the following terms, when used in this Agreement (including the Schedules and Exhibits attached hereto), shall have the following meanings:

     "Accounts" has the meaning assigned in SECTION 2.1.1.

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     "Ancillary Agreements" has the meaning assigned in SECTION 7.7.1.

     "ARK" means the division of Spider WA that is responsible for the manufacture and distribution of ARK Systems.

     "Assets" has the meaning assigned in SECTION 2.1.

     "Assigned Contracts" has the meaning assigned in SECTION 2.1.7.

     "Assumed Liabilities" has the meaning assigned in SECTION 2.3.

     "Belgium Acquisition" means the Belgium limited liability corporation
(SPRL) to be formed by Spider Acquisition prior to Closing.

     "Books and Records" has the meaning assigned in SECTION 2.1.9.

     "Business" means the business conducted by Flow's Access and Services Group, including all business conducted by: (i) Spider WA, including the division of Spider WA known as the Power Climber U.S. Division, but excluding ARK; (ii) Power Climber CA; (iii) Suspended Scaffold; (iv) Scaffold Climber; (v) Power Staging; (vi) Astro Hoist; (vii) Spider BC; (viii) Holdings Belgium; (ix) Power Climber Belgium, except for CEM Flow; (x) the division of Flow known as the Flow Services Division; and (xi) Rampart, except for Hydrodynamic.

     "Canada Acquisition" means the Nova Scotia unlimited liability company to be formed by Spider Acquisition prior to Closing.

     "CEM Flow" means CEM Flow, SA, a French corporation and partially owned subsidiary of Power Climber Belgium.

     "Chicago Real Property" has the meaning assigned in SECTION 2.2.8.

     "Detroit Real Property" means that certain Leased Property located in Detroit, Michigan.

     "Closing" has the meaning assigned in SECTION 2.10.1.

     "Closing Date" has the meaning assigned in SECTION 2.10.1.

     "Code" has the meaning assigned in SECTION 2.6.

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     "Commitment Letter" has the meaning assigned in SECTION 3.2.9.

     "Company 10 Inventory" shall have the meaning given such term in the Interim Manufacturing Agreement attached hereto as EXHIBIT 2.10.2.8.

     "Competitors" has the meaning assigned in SECTION 2.5.

     "Employee Benefit Plan" means an employee benefit plan, within the meaning of Section 3(3) of ERISA, or any other similar employee benefit or pension plan under applicable foreign Law, to which any Seller is a party or otherwise bound or which has been established and maintained by any Seller.

     "Environmental Laws" means the federal, state, local and foreign environmental or health or safety laws, regulations and ordinances as such laws may be amended or modified through the Closing Date.

     "Equipment" has the meaning assigned in SECTION 2.1.5.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" has the meaning assigned in SECTION 2.2.

     "Exhibits" has the meaning assigned in SECTION 7.16.

     "Financial Statements" has the meaning assigned in SECTION 3.1.6.

     "GAAP" means generally accepted accounting principles applicable to companies doing business in the United States, consistently applied.

     "Governmental Authority" means the federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, court, authority or body.

     "Hazardous Substance" means any substance or material defined or designated as (i) hazardous, dangerous or toxic waste, (ii) hazardous or toxic material,
(iii) a hazardous, toxic or radioactive substance, or (iv) a hazardous or toxic chemical, by any federal, state, local or foreign statute, regulation or ordinance in effect as of the Closing Date.

     "Hydrodynamic" means Hydrodynamic Cutting Services Joint Venture, a general partnership partially owned by Rampart.

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     "Immediately Available Funds" means a bank cashier's check or checks or electronic wire transfer to an account or accounts designated by the payee.

     "Indemnification Ceiling" has the meaning assigned in SECTION 6.5.

     "Indemnification Floor" has the meaning assigned in SECTION 6.5.

     "Insurance Policies" has the meaning assigned in SECTION 3.1.19.

     "Inventory" has the meaning assigned in SECTION 2.1.4.

     "July Balance Sheet" has the meaning given such term in SECTION 3.1.6.

     "Knowledge" with respect to the Sellers means, when modifying a representation, warranty or other statement of the Sellers, that the fact or situation described therein is actually known by any of the individuals listed on SCHEDULE 1(a).

     "Knowledge" with respect to the Purchasers means, when modifying a representation, warranty or other statement of the Purchasers, that the fact or situation described therein is actually known by any of the individuals listed on Schedule 1(b).

     "Law" means the common law and any statute, ordinance, code or other law, rule, regulation, order, standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "Leased Property" means all of the property used in connection with the Business in which any of the Sellers holds a leasehold interest, such property listed on Schedule 1(c) attached hereto.

     "Leases" has the meaning assigned in SECTION 2.10.2.3.

     "Letter of Intent" has the meaning assigned in SECTION 4.6.

     "Licenses" has the meaning assigned in SECTION 3.1.5.4.

     "Liens" has the meaning assigned in SECTION 3.1.5.1.

     "Management Date" has the meaning assigned in SECTION 4.4.

     "Net Cash Position" means the amount computed in accordance with the formula set forth on SCHEDULE 2.4.2.

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     "New Jersey PAC Contract" means that certain Agreement Between Owner and
Design/Builder dated July ___, 1996 by and between Flow and New Jersey Performing Arts Center, and all currently approved change orders and reasonably anticipated change orders necessary to complete such contract as currently contemplated.

     "New Jersey PAC Receivable" means the total of the contract receivables under the New Jersey PAC Contract, billed and unbilled, as reflected on the July Balance Sheet, plus an amount equal to the direct costs incurred by the Purchasers after July 31, 1997 to complete the New Jersey PAC Contract, provided that such receivables and direct costs have been or shall be determined in accordance with GAAP.

     "Nihon Bisoh Agreement" means the Exclusive Distributorship Agreement dated July 30, 1996 by and between Flow and Nihon Bisoh Company Limited.

     "Person" means an individual, corporation, partnership, unincorporated association, trust, joint venture, limited liability company, or other organization or entity, including a governmental entity or any department, agency or political subdivision of such entities.

     "Proposed Final Schedules" has the meaning assigned in SECTION 4.1.4.

     "Purchase Price" has the meaning assigned in SECTION 2.4.1.

     "Purchase Price Adjustment" has the meaning assigned in SECTION 2.4.1.

     "Reserve for Uncollectible Accounts" means the agreed to reserve for uncollectible accounts on the July Balance Sheet and included in the calculation of the Purchase Price.

     "Schedules" has the meaning assigned in SECTION 7.16.

     "Services Assets" has the meaning assigned in SECTION 2.9.1.

     "Services LLC" has the meaning assigned in SECTION 2.9.

     "Subsidiary" means, with respect to each party, any corporation, association or other business entity of which more than fifty percent (50%) of the issued and outstanding capital stock or equivalent thereof is owned or controlled by such party, by one or more Subsidiaries of such party or by such party and one or more Subsidiaries.

     "Taxes" has the meaning assigned in SECTION 3.1.8.

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     "Uncollectible Accounts Receivable" means Accounts that remain unpaid 365 days after the Closing Date, other than the New Jersey PAC Receivable.

     2.   PURCHASE AND SALE OF ASSETS.

          2.1 PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions set forth in this Agreement, and except as provided in SECTION 2.2 as to Excluded Assets, at the Closing, the Sellers shall sell, assign, transfer, convey, set over and deliver to the Purchasers, and the Purchasers shall purchase, acquire and accept from the Sellers all of the following assets, properties and rights of each of the Sellers (collectively, the "Assets"):

               2.1.1 ACCOUNTS. All of each Seller's right, title and interest to receive the payment of money or other consideration arising out of the Business, including, but not limited to, all such rights that arise from the sale, lease, exchange or other disposition of raw materials, works-in-progress and finished goods, and the furnishing of services, and including without limitation (i) all accounts receivable, (ii) all rights to receive payments arising under contracts, (iii) all chattel paper, (iv) all general intangibles evidencing a right to receive payment, (v) all documents of title, receipts, draft checks, acceptances, bonds, notes or other negotiable and nonnegotiable instruments, documents, bills of exchange, securities, deposits, certificates of deposit, or other writings evidencing or comprising a monetary obligation (collectively, the "Accounts");

               2.1.2 INSURANCE CLAIMS. All uncollected proceeds from any first party insurance claims to the extent they arise from or relate to the Assets or the Business;

               2.1.3 LEASED PROPERTY AND LEASEHOLD IMPROVEMENTS. Each Seller's leasehold interests in any of the Leased Property and any leasehold improvements located on any of the Leased Property;

               2.1.4 INVENTORY. The entire stock of inventory of the Business on hand as of the Closing Date, wherever located, including raw materials, work-in-progress, and finished goods ("Inventory");

               2.1.5 EQUIPMENT. All equipment owned, used or held for use primarily in the Business including, without limitation, all machinery, equipment (including all jigs, fixtures, saws, welding machines, punches and other equipment used for fabrication, work tables, test benches, and other equipment used for hoist assembly, and all equipment used for

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production of parts), tools, supplies, computers (both hardware and software), vehicles and other rolling stock, furniture, appliances, fixtures, and all other items of personal property primarily used by or in connection with the Business, including those items more particularly described on the attached SCHEDULE 2.1.5 ("Equipment");

               2.1.6 INTANGIBLES. All intangible assets, rights and claims of each Seller of every kind and nature primarily used, owned or held in connection with the Business, including, without limitation, patents, trade names (including all rights in the names "Spider", "Spider Staging", "Power Climber", "Rampart", "Astro", and "Astro Hoist"), trademarks, copyrights, design drawings, product specifications, prototypes and all applications for any of the foregoing, licenses, customer lists, price schedules, advertising and marketing programs and plans, referral relationships, business information and software currently used by any Seller, Licenses (to the extent assignable), and any goodwill associated with the Business; provided, that any intangibles owned by any Seller and used, but not primarily, in the Business, including, but not limited to, the ultra high pressure patent and technology will not be transferred to the Purchasers, but will be licensed to the Purchasers pursuant to a perpetual, assignable, worldwide non-exclusive license provided for in
SECTION 2.10.2.9;

               2.1.7 ASSIGNED CONTRACTS. All of each Seller's rights under contracts, leases, licenses, software license agreements, contracts with customers and suppliers, and other agreements relating to any of the Assets or the Business, including without limitation those that are listed and described on the attached SCHEDULE 2.1.7, and further including, without limitation, all rights, claims and privileges of each Seller arising under all warranties, representations and guarantees (express, implied or otherwise) made by suppliers or others in connection with any of the Assets or the Business (collectively, the "Assigned Contracts");

               2.1.8 PREPAID EXPENSES. All prepaid expenses and advances paid in connection with the Business, including all deposits paid on the Leased Property and all other prepaid expenses that accrued during any period prior to Closing; and

               2.1.9 BOOKS AND RECORDS. All relevant books, paper and records relating to any of the Assets or the operation of the Business (the "Books and Records"); provided, that with respect to Books and Records not pertaining exclusively to the Assets or the Business, the Sellers shall be entitled to retain the originals and shall provide the Purchasers with reasonable

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access to such Books and Records and, at the request of the Purchasers, copies thereof.

          2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in SECTION 2.1, the following properties, assets and rights used in, or related to the Business (the "Excluded Assets") are excluded from the Assets and shall not be purchased by the Purchasers:

               2.2.1 Subject to SECTION 2.4.2, all cash on hand, bank accounts, cash equivalents or instruments of each Seller (but not including any Accounts, except as provided in SECTION 2.2.5);

               2.2.2  All Company 10 Inventory;

               2.2.3  All assets of CEM Flow;

               2.2.4  All assets of Hydrodynamic;

               2.2.5 All accounts receivable of each Seller as of the Closing Date that are generated in the ordinary course of such Seller's business and that are owed by Flow or any of its subsidiaries, it being hereby agreed and acknowledged that all such accounts receivable (i.e., the intercompany accounts) shall be forgiven and deemed discharged;

               2.2.6 All assets of ARK, except those accounts receivable of ARK that are owed by any Person other than Flow or a Flow Subsidiary, such third-party accounts receivable being included among the Assets being acquired by the Purchasers hereunder;

               2.2.7 Subject to the provisions of SECTION 4.7, all receivables and any other rights to the JFK Performing Arts Center receivable as reflected on the July Balance Sheet prior to adjustment;

               2.2.8 The real property owned by Spider WA and located at 1550 North Mannheim Road in Stone Park, Illinois (the "Chicago Real Property"); and

               2.2.9  The items listed on SCHEDULE 2.2.9.

          2.3 ASSUMPTION OF LIABILITIES. Contemporaneously with the purchase of the Assets, the Purchasers shall assume the liabilities and perform the obligations of the Sellers as of the Closing Date that are identified on the attached SCHEDULE 2.3 (the "Assumed Liabilities"). The Purchasers are not assuming,

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and the Sellers agree and acknowledge that the Purchasers will not assume, any other debts, liabilities or obligations of the Sellers, whether related to or arising from the Business or otherwise. Without limiting the foregoing, the parties agree and acknowledge that the Purchasers are not assuming any accounts payable of any of the Sellers owed to Flow or any of Flow's subsidiaries (such accounts payable to be forgiven and deemed discharged prior to Closing), any liabilities related to ARK, CEM Flow or Hydrodynamic, or any loans, lines of credit, debt, income and other taxes payable, deferred income taxes payable, or any other liabilities of any of the Sellers not expressly set forth on SCHEDULE 2.3.

          2.4  ASSET PURCHASE PRICE.

               2.4.1 PURCHASE PRICE. The Purchase Price to be paid at Closing for the Assets shall be Thirty Million Five Hundred Thousand Dollars ($30,500,000), adjusted pursuant to the procedure set forth in the example on
SCHEDULE 2.4.1 (the "Purchase Price Adjustment").  The Purchase Price shall be
(i) increased or decreased based on the difference between April 30, 1997 and July 31, 1997 in current trade receivables (after allowances for uncollectible accounts) plus inventory (less allowances for obsolescence, the Company 10 inventory and Nihon Bisoh traction hoists) and changes in prepaid expenses and other current assets less current liabilities and (ii) increased by the sum of
(a) $30,500,000 plus (b) the amount determined under (i) above multiplied by the product of (c) 0.000253425 and (d) the number of days from and including August 1, 1997 through the Closing Date. Not less than five (5) days prior to Closing, the parties will, by mutual agreement determine the Purchase Price Adjustment based on the April 30, 1997 Balance Sheet and the July 31, 1997 Balance Sheet prepared in accordance with GAAP. As used in this Agreement, the term "Purchase Price" means the sum of $30,500,000 and the Purchase Price Adjustment.

               2.4.2  INTERIM OPERATIONS CASH ADJUSTMENT.  No later than five
(5) days after the Closing, the parties shall, by mutual agreement, determine the change in the Net Cash Position as of the Closing Date following the procedure in the example on SCHEDULE 2.4.2. If the Net Cash Position as of the Closing Date has been (i) reduced compared to the Net Cash Position at July 31, 1997, the reduction shall be paid to the Sellers or (ii) increased compared to the net cash position at July 31, 1997, the increase shall be refunded to the Purchasers. Any payments required pursuant to this SECTION 2.4.2 shall be paid in Immediately Available Funds no later than ten (10) days following the Closing Date.

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               2.4.3  DISPUTE RESOLUTION.    In the event of any dispute
regarding the computation of amounts required to be computed under Sections
2.4.1 AND 2.4.2, the disputed item or items will be submitted to a nationally recognized independent certified public accounting firm for resolution. The determination of the independent certified public accountant shall be final and binding on the parties. In the event the parties are unable to agree on an independent certified public accountant, either party may require the selection to be submitted to an arbitrator selected pursuant to SECTION 7.7. The selection of an independent certified public accountant by the arbitrator shall be binding on the parties. The cost of any proceedings under this SECTION 2.4.3 shall be borne equally by the Sellers and the Purchasers.

               2.4.4 PAYMENT. The Purchase Price shall be paid at Closing in Immediately Available Funds in accordance with SCHEDULE 2.4.4.

          2.5 NONCOMPETE CONSIDERATION. As an inducement to the Purchasers to enter into this Agreement, Flow shall use commercially reasonable efforts to secure from each of the following Persons (the "Competitors") a noncompetition agreement in the form attached hereto as EXHIBIT 2.5 (the "Noncompetition Agreement"): Flow on behalf of itself and on behalf of each of its Subsidiaries (including all of the other Sellers); David Huang; Keenan Potter; and, Mark Willardson.

          2.6 ALLOCATION OF THE PURCHASE PRICE. The parties agree that the total consideration to be paid by the Purchasers under this Agreement shall be allocated among the Assets and the Noncompetition Agreement(s) in accordance with the terms and conditions of this Agreement and that said allocation shall be set forth in the form of the attached SCHEDULE 2.6, to be prepared at Closing in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and, to the extent applicable, foreign tax laws. Each of the parties agrees to report this transaction for state, federal and foreign tax purposes in a manner consistent with the allocation set forth in SCHEDULE 2.6, including the filing of a form 8594 with the Internal Revenue Service reflecting such allocation in accordance with Treasury Regulation Section 1.1060-1T. If any state, federal or foreign taxing authority challenges such allocation, the party being challenged shall give prompt written notice of the challenge to the other parties. The party being challenged shall have the option to elect, within thirty (30) days of being notified by said taxing authority of such challenge, to assume the defense of the challenge. If such party is a Seller and it does not elect to assume such defense, the Purchasers may assume the defense of the challenge and shall have the authority to

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settle such challenge.  If the party being challenged is a Purchaser and it does not elect to assume such defense, the Sellers may assume the defense of the challenge and shall have the authority to settle such challenge.

          2.7  EMPLOYEE MATTERS.

               2.7.1 CERTAIN RESPONSIBILITIES OF THE SELLERS. Each Seller shall terminate the employment of all of its employees engaged in the Business and identified on SCHEDULE 2.7.1(a) (the "Available Employees"), except those employees listed on SCHEDULE 2.7.1(b) (the "Retained Employees") which represent employees working for CEM Flow or Hydrodynamic and those contemplated by the Interim Manufacturing Agreement described in SECTION 2.10.2.9, by no later than 11:59 p.m. on the day prior to Closing, and covenants to perform all obligations in connection therewith or contemplated by this Agreement, including without limitation giving required notices; providing COBRA health plan continuation coverage to all employees or former employees and their dependents until such coverage expires, whether or not such coverage is after Closing; and performing any obligations required by the Fair Labor Standards Act of 1938, the Equal Pay Act, applicable wage and hour Laws, or any other applicable Laws. The Purchasers will make offers of employment, upon comparable compensation arrangements as those enjoyed with Sellers, to the Available Employees. With respect to all employees of the Sellers that are hired by any Purchaser, such hiring Purchaser shall assume all accrued payroll liabilities and accrued vacation. No Purchaser shall have any liability for (if any exist) severance benefits, termination pay or benefits, pension and profit sharing contributions, other forms of benefits of any type or nature on account of said employees' employment by any Seller that are not reflected on the July Balance Sheet or incurred in the ordinary course of business prior to the Closing Date, or any COBRA health plan continuation coverage to employees or former employees of any Seller or their dependents.

               2.7.2 NON-SOLICITATION BY THE PURCHASERS. No Purchaser or any Person affiliated with any Purchaser may, whether for its own account or for the account of any other Person, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of any Seller, or a Seller's Subsidiary or successor, or otherwise interfere with the relationship of any Seller, or a Seller's Subsidiary or successor with, any Person who is or was, within six (6) months of the date of solicitation by a Purchaser, employed by, or otherwise engaged to perform services for any Seller, or a Seller's Subsidiary or successor (whether in the capacity of employee, full-time consultant, full-time independent contractor or otherwise); PROVIDED, however, that the Purchasers

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may make offers of employment to those employees of the Sellers listed on
SCHEDULE 2.7.2.

          2.8  TAXES; CLOSING COSTS.

               2.8.1 TRANSFER AND OTHER TAXES. Each party shall pay those transfer, sales, use and other taxes arising from the transactions contemplated by this Agreement for which such party has primary statutory liability. Accordingly, any sales or use tax relating to the transfer of the Assets from the Sellers to the Purchasers, including the transfer of the Assets to Services LLC or the transfer of Services LLC to Spider Acquisition, shall be borne by the Purchasers.

               2.8.2 CANADA ACCOUNTS RECEIVABLE ELECTION. The parties shall, with respect to the accounts receivable of Spider BC included among the Accounts, jointly execute and file an election under Section 22 of the Income Tax Act of Canada, and shall designate therein the portion of the Purchase Price allocated thereto under SECTION 2.6 of this Agreement as the consideration paid by the Purchasers to the Sellers therefor. The parties shall file all necessary elections or filings under all corresponding provincial tax legislation to make the transfer provided for herein effective on the same basis as contemplated by
Section 22 of the Income Tax Act of Canada, making such adjustments to the elected values calculated under the Income Tax Act of Canada as are necessary for the purposes of the applicable provincial legislation.

               2.8.3 CANADA TAX CLEARANCE CERTIFICATE. Spider BC shall have obtained from the Commissioner of the Consumer Taxation Branch of the Ministry of Finance and Consumer Relations of the Province of British Columbia (the "Commissioner") and delivered to the Purchasers, on or prior to the Closing Date, a clearance certificate pursuant to Section 99(2) of the Social Service Tax Act of British Columbia, confirming that all applicable taxes collected by Spider BC have been paid to the Commissioner.

               2.8.4 CANADA GST ELECTION. The Sellers and the Purchasers shall jointly elect under Subsection 167(1) of Part IX of the Excise Tax Act of Canada and any provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable in Canada with respect to the sale and purchase of the Assets pursuant to this Agreement. The parties shall make such election in the prescribed form containing prescribed information pursuant to Part IX of the Excise Tax Act of Canada and the Purchasers shall file the joint election in compliance with the requirements of said Part IX.

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               2.8.5  BELGIUM TAX MATTERS.  Within three (3) business days of signing this Agreement, the Sellers shall request from the Belgium tax collector competent for Power Climber Belgium and Holdings Belgium the certificate identified in article 442 bis of the Belgium Income Tax Code. The parties acknowledge that the transfer of the Assets of Power Climber Belgium and Holdings Belgium from such Sellers to Belgium Acquisition pursuant to this Agreement is exempt from Belgium VAT under application of article 11 of the Belgium VAT Code.

               2.8.6 CLOSING COSTS. Each party shall pay their own respective closing costs incurred in carrying out the transactions contemplated by this Agreement.

          2.9 FORMATION OF NEW ENTITY. In order to consummate the transactions contemplated by this Agreement, Flow agrees to form, not less than three (3) days prior to the Closing Date, a new Washington limited liability company.
Such company shall be known for purposes of this Agreement as "Services LLC". The Purchasers shall prepare the certificate of formation, operating agreement, and other organizational documents of Services LLC. The Purchasers shall reimburse Flow for the reasonable third-party costs of Flow's formation of Services LLC, with the understanding that Flow's costs shall include reasonable attorney fees in respect of such matters. Prior to Closing, Flow and Rampart shall be the only members of Services LLC and shall hold all ownership interests in Services LLC. Flow shall deliver to the Purchasers, on the Closing Date, copies of the certificate of formation and operating agreement of Services LLC, certified by Flow as true, complete and correct and in effect on the Closing Date.

               2.9.1 TRANSFER OF ASSETS TO NEW ENTITY. Flow and Rampart shall each, just prior to Closing and in conjunction with the transfer of Assets contemplated in SECTION 2.1, transfer all of their respective rights, title and interest in and to the Assets held by Flow and Rampart, respectively (collectively, the "Services Assets"), to Services LLC. Services LLC shall hold all of the Services Assets free and clear of all liabilities, obligations and Liens, except for those permitted encumbrances set forth on SCHEDULE 3.1.5.1 to which the Services Assets may be subject, and Services LLC shall not undertake or assume any obligations or liabilities and shall not agree to make any payment in respect thereof. Services LLC shall not have any assets other than the Services Assets and shall not have any liabilities other than the Assumed Liabilities to which the Services Assets may be subject. The transfer of the Services Assets to Services LLC shall be accomplished by Flow and Rampart each executing, as applicable, a Bill of Sale, Assignment and Assumption Agreement, Assignments of Lease, Assignment

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of Trademark Rights, and Assignment of Patent Rights, in substantially the forms attached hereto as EXHIBITS 2.10.2.1, 2.10.2.2, 2.10.2.3(a),(b), 2.10.2.5, and
2.10.2.6, respectively, each such transfer to be effective just prior to Closing; provided, that with respect to any patents or trademarks registered in Canada, Flow and Rampart shall execute assignment agreements effective under Canadian law to transfer all rights in such patents and trademarks to Services LLC.

               2.9.2 TRANSFER OF NEW ENTITY TO PURCHASERS. At Closing, subject to the terms and conditions of this Agreement, each of Flow and Rampart shall transfer all of their respective ownership interest in Services LLC, free and clear of any Liens, to Spider Acquisition. Such transfer shall be accomplished by Flow and Rampart each executing the Transfer of LLC Interest in substantially the form attached hereto as EXHIBIT 2.9.2, such transfer to be effective at Closing. The consideration for such transfer is included in the Purchase Price, as set forth on SCHEDULE 2.6. Upon such transfer, Spider Acquisition shall be the sole member of Services LLC and shall hold all of the ownership rights and interest in Services LLC.

          2.10 THE CLOSING.

               2.10.1 CLOSING. The closing of the purchase and sale of the Business (the "Closing") shall take place on a date mutually agreed by the parties (the "Closing Date"), such date to occur no later than September 29, 1997; provided, that Closing shall not occur until, and shall be contingent upon, satisfaction (or the Purchasers' or the Sellers' waiver, as the case may be) of the conditions described in SECTION 5.1 and SECTION 5.2, respectively. Closing shall occur at the offices of Davis Wright Tremaine LLP, 2600 Century Square Building, 1501 Fourth Avenue, Seattle, Washington 98101, or such other place mutually agreed upon by the parties.

               2.10.2 CLOSING DELIVERIES BY THE SELLERS. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchasers:

                    2.10.2.1 Bills of Sale in substantially the form attached to this Agreement as EXHIBIT 2.10.2.1, one Bill of Sale executed by each of the Sellers, conveying the Assets of such Seller free and clear of any liens, encumbrances or defects except as specifically set forth on SCHEDULE 3.1.5.1. The Bills of Sale shall convey the Assets to the Purchasers as follows:

                         (a)  Each of Spider WA, Power Climber CA, Suspended
Scaffold, Scaffold Climber, Power Staging, and Astro Hoist shall convey their respective Assets to Spider

Acquisition, except as set forth in subparagraphs (c) and (d) below;

                         (b)  Rampart and Flow shall convey their respective
Assets to Services LLC, such conveyances deemed effective just prior to Closing;


                         (c)  Spider BC shall convey its Assets to Canada
Acquisition; and

                         (d)  Power Climber Belgium and Holdings Belgium shall
convey their respective Assets to Belgium Acquisition;

                    2.10.2.2 Assignment and Assumption Agreements in substantially the form attached to this Agreement as EXHIBIT 2.10.2.2, one Assignment and Assumption Agreement executed by each of the Sellers, pursuant to which the Sellers shall assign and the Purchasers shall assume the Assigned Contracts (except for the Leases and the Nihon Bisoh Agreement, which shall be assigned and assumed pursuant to SECTIONS 2.10.2.3 and 2.10.2.4, respectively) as follows:

                         (a)  Spider WA, Power Climber CA, Suspended Scaffold,
Scaffold Climber, Power Staging, and Astro Hoist shall each assign the Assigned Contracts to which they are a party to Spider Acquisition, except as set forth in subparagraphs (c) and (d) below;

                         (b)  Flow and Rampart shall each assign the Assigned
Contracts to which they are a party to Services LLC, such assignments deemed effective just prior to Closing;

                         (c)  Spider BC shall assign the Assigned Contracts to
which it is a party to Canada Acquisition; and

                         (d)  Power Climber Belgium and Holdings Belgium shall
each assign the Assigned Contracts to which they are a party to Belgium Acquisition;

                    2.10.2.3 Assignments of Lease in substantially the form attached to this Agreement as EXHIBIT 2.10.2.3(a), one Assignment of Lease executed by the applicable Seller (tenant) for each real property lease included among the Assigned Contracts (the "Leases"), assigning all of the Sellers' leasehold interests in the Leased Property (except for the Detroit Real Property, which shall be subject to a sublease agreement pursuant to SECTION
2.10.2.13 below) as follows:

                         (a)  Each of Spider WA, Power Climber CA, Suspended
Scaffold, Scaffold Climber, Power Staging, and

Astro Hoist shall assign their respective leasehold interests to Spider Acquisition, except as set forth in subparagraphs (c) and (d) below;

                         (b)  Flow and Rampart shall assign their respective
leasehold interests to Spider Acquisition, such assignments deemed effective just prior to Closing; provided, that with respect to the Lease for the Leased Property at 23307 - 66th Avenue South in Kent, Washington, Flow shall assign its leasehold interest to Spider Acquisition by executing an Assignment of Lease in substantially the form attached hereto as EXHIBIT 2.10.2.3(b);

                         (c)  Spider BC shall assign its leasehold interests to
Canada Acquisition; and

                         (d)  Power Climber Belgium and Holdings Belgium shall
assign their respective leasehold interests to Belgium Acquisition;

                    2.10.2.4 The Nihon Bisoh Assignment and Assumption Agreement in substantially the form attached to this Agreement as
EXHIBIT 2.10.2.4, executed by Flow, pursuant to which Flow shall assign and Spider Acquisition shall assume the Nihon Bisoh Agreement;

                    2.10.2.5 Assignment of Trademark Rights in substantially the form attached to this Agreement as EXHIBIT 2.10.2.5 (or a similar form with respect to state or foreign trademarks, in accordance with applicable state or foreign Law), one Assignment of Trademark executed by each of the Sellers holding a registered trademark, pursuant to which the Sellers shall assign all rights in any such registered trademarks to the Purchasers as follows:

                         (a)  Each of Spider WA, Power Climber CA, Suspended
Scaffold, Scaffold Climber, Power Staging, and Astro Hoist shall each assign their respective registered trademarks to Spider Acquisition, except as set forth in subparagraphs (c) and (d) below;

                         (b)  Flow and Rampart shall assign their respective
registered trademarks to Services LLC, such assignments deemed effective just prior to Closing;

                         (c)  Spider BC shall assign its registered trademarks
to Canada Acquisition; and

                         (d)  Power Climber Belgium and Holdings Belgium shall
assign their respective registered trademarks to Belgium Acquisition;

                    2.10.2.6 Assignment of Patent Rights in substantially the form attached to this Agreement as EXHIBIT 2.10.2.6 (or a similar form with respect to foreign patents, in accordance with applicable foreign Law), one Assignment of Patent executed by each of the Sellers holding a patent, pursuant to which the Sellers shall assign all rights in any such patents to the Purchasers as follows:

                         (a)  Each of Spider WA, Power Climber CA, Suspended
Scaffold, Scaffold Climber, Power Staging, and Astro Hoist shall each assign their respective patents to Spider Acquisition, except as set forth in subparagraphs (c) and (d) below;

                         (b)  Flow and Rampart shall assign their respective
patents to Services LLC, such assignments deemed effective just prior to Closing;

                         (c)  Spider BC shall assign its patents to Canada
Acquisition; and

                         (d)  Power Climber Belgium and Holdings Belgium shall
assign their respective patents to Belgium Acquisition;

                    2.10.2.7 A Noncompetition Agreement in substantially the form attached hereto as EXHIBIT 2.5, executed by Flow (on its behalf and its Subsidiaries) and the other Competitors that agree to deliver such agreement, pursuant to which each Competitor agrees not to compete with any Purchaser for five (5) years;

                    2.10.2.8 The Interim Manufacturing Agreement in substantially the form attached hereto as EXHIBIT 2.10.2.8, executed by Flow, pursuant to which Flow agrees to manufacture certain products used in the Business, to sell certain Company 10 Inventory to the Purchasers, and addresses the Purchasers' hiring of certain Flow employees engaged in the Business;

                    2.10.2.9 The License and Parts Purchase Agreement in substantially the form attached hereto as EXHIBIT 2.10.2.9, executed by Flow, pursuant to which Flow (i) grants Services LLC a perpetual, assignable, non-exclusive worldwide license to use Flow's X-pump technology and the ultra high pressure patent and technology, and (ii) agrees to sell to Services LLC replacement parts and additional X-pump high pressure components;

                    2.10.2.10 The Lease Agreement in substantially the form attached hereto as EXHIBIT 2.10.2.10, executed by Spider WA, pursuant to which Flow agrees to lease to Spider Acquisition the Chicago Real Property;

                    2.10.2.11 The ARK Agreement in substantially the form attached hereto as EXHIBIT 2.10.2.11, executed by Flow and Spider WA, concerning R.J. Wildner and the manufacture of ARK products; and

                    2.10.2.12 The Transfer of LLC Interest in substantially the form attached hereto as EXHIBIT 2.9.2, executed by Flow and Rampart, pursuant to which Flow and Rampart transfer all of their respective interests in Services LLC to Spider Acquisition in accordance with SECTION 2.9;

                    2.10.2.13 A Sublease Agreement, executed by Flow, pursuant to which Flow agrees to sublease that portion of the Detroit Real Property currently used primarily by the Business to Spider Acquisition on the following terms: (i) the sublease shall be for a period of one (1) year from the Closing Date; (ii) Spider Acquisition shall pay the following amounts for the sublease: rent -- $6,262 per month; utilities -- $900 per month; taxes -- $450 per month; and (iii) other terms consistent with Flow's underlying lease of the Detroit Real Property; and

                    2.10.2.14 All documents required to be delivered at Closing by the Sellers pursuant to SECTION 5.1.

               2.10.3 CLOSING DELIVERIES BY THE PURCHASERS. At the Closing, the Purchasers shall deliver or cause to be delivered to Flow:

                    2.10.3.1 The payments of Immediately Available Funds pursuant to SECTION 2.4.4;

                    2.10.3.2 The Assignment and Assumption Agreements described in SECTION 2.10.2.2, one each executed by Spider Acquisition, Canada Acquisition, and Belgium Acquisition, as applicable;

                    2.10.3.3 The Assignments of Lease described in SECTION 2.10.2.3, executed by either Spider Acquisition, Canada Acquisition, or Belgium Acquisition, as applicable;

                    2.10.3.4 The Nihon Bisoh Assignment and Assumption Agreement described in SECTION 2.10.2.4, executed by Spider Acquisition;

                    2.10.3.5  The Assignments of Trademark Rights described in
SECTION 2.10.2.5, executed by either Spider

Acquisition, Canada Acquisition, or Belgium Acquisition, as applicable;

                    2.10.3.6  The Assignments of Patent Rights described in
SECTION 2.10.2.6, executed by either Spider Acquisition, Canada Acquisition, or Belgium Acquisition, as applicable;

                    2.10.3.7  The Interim Manufacturing Agreement described in
SECTION 2.10.2.8, executed by Spider Acquisition;

                    2.10.3.8 The Lease Agreement described in SECTION 2.10.2.10, executed by Spider Acquisition;

                    2.10.3.9 The ARK Agreement described in SECTION 2.10.2.11, executed by Spider Acquisition;

                    2.10.3.10 The Transfer of LLC Interest described in SECTION 2.9.2, executed by Spider Acquisition;

                    2.10.3.11 A Sublease Agreement, as described in SECTION 2.10.2.13, executed by Spider Acquisition; and

                    2.10.3.12 All documents required to be delivered at Closing by the Purchasers pursuant to SECTION 5.2.

          2.11 EFFECTIVE TIME OF TRANSFER. The transfer of the Assets from the Sellers to the Purchasers shall be deemed to have occurred at 11:59 p.m. Pacific Daylight Time on the Closing Date. This Agreement shall not be construed as effecting a transfer of the Assets prior to the Closing Date. The date of July 31, 1997 shall be used to determine the adjustment to the purchase price pursuant to SECTION 2.4; no Assets shall be deemed transferred on such date.

          2.12 FURTHER DOCUMENTS OR NECESSARY ACTION. The Sellers and the Purchasers, respectively, shall take all actions that may be necessary or appropriate to effectuate the transactions contemplated by this Agreement, including without limitation the modification of the document forms referenced in SECTION 2.10.2 as may be required by federal, state or foreign Laws to effectuate the transactions contemplated hereby. On or after the Closing Date, if any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchasers with full title to the Assets, the Sellers shall take all such necessary or appropriate action.

     3.   REPRESENTATIONS AND WARRANTIES.

          3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, jointly and severally, represent and warrant to each of the Purchasers that the following statements are true and correct on the date of this Agreement and will be true and correct on the Closing Date as though made on such date:

               3.1.1 CORPORATE ORGANIZATION AND STANDING OF THE SELLERS; POWER AND AUTHORITY. Flow, Spider WA, and Rampart are corporations duly organized, validly existing and in good standing under the Laws of the States of Delaware, Washington and Florida, respectively. Power Climber CA, Suspended Scaffold, Scaffold Climber, Power Staging and Astro Hoist are corporations duly organized, validly existing and in good standing under the Laws of the State of California. Except as set forth on SCHEDULE 3.1.1, Spider BC is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia, Canada. Power Climber Belgium and Holdings Belgium are corporations duly organized, validly existing and in good standing under the Laws of Belgium. Each Seller has the corporate power and corporate authority to own or lease its respective assets and to carry on its business as presently conducted.

               3.1.2 CORPORATE AUTHORIZATION. All corporate action on the part of each Seller and their respective directors and shareholders necessary for the authorization, execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated by this Agreement has been taken or will be taken prior to Closing. This Agreement has been duly executed and delivered by the Sellers and is a valid and binding obligation of the Sellers, enforceable in accordance with its terms.

               3.1.3 NO CONFLICT. Neither the execution and delivery of this Agreement by the Sellers nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, or other charter or organizational documents of any Seller, (b) conflict with any existing provision of applicable Law, including any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government, (c) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Seller is a party, or by which any of them or any of the Assets may be bound, except for such default (or right of termination, cancellation or acceleration) which will be cured by satisfaction of the underlying obligations on or before the Closing Date or as to which requisite waivers or consents, as disclosed on SCHEDULE 3.1.4, shall either have been obtained by the Sellers prior to Closing or the obtaining of which shall have been waived by the Purchasers, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or any of the Assets or the Business; except as to conflicts, breaches or violations which will not have a material adverse effect on the Assets or the Business.

               3.1.4 CONSENTS. Except as disclosed on SCHEDULE 3.1.4, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required in connection with the execution and delivery by the Sellers of this Agreement or the consummation by the Sellers of the transactions contemplated by this Agreement. Except as disclosed in
SCHEDULE 3.1.4, no consent, approval or authorization of or notification to any party to any agreement or other instrument to which any Seller is a party (including any Assigned Contract) is required for the execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated by this Agreement.

               3.1.5  TITLE TO AND CONDITION OF ASSETS.

                    3.1.5.1 The Sellers have valid title to all of the Assets, free and clear of all liens, security interests, mortgages, deeds of trust, encumbrances, reservations, charges, equity, leases, licenses, encroachments, permits, easements, claims of any kind or character whatsoever, including inchoate, contingent or statutory, or restrictions or other title exceptions ("Liens"), other than those disclosed on SCHEDULE 3.1.5.1.

                    3.1.5.2 THE EQUIPMENT AND INVENTORY IS BEING TRANSFERRED TO THE PURCHASERS ON AN AS IS, WHERE IS BASIS.

                    3.1.5.3 The Sellers have valid leasehold interests in the Leased Property, free and clear of all Liens. To the Knowledge of the Sellers, the Leased Property and the operation of each Seller's business on any portion thereof is, and, when leased by the Purchasers immediately after Closing, will be (i) in compliance with applicable Laws, including without limitation zoning and land use Laws, building and fire codes, and fire insurance rating associations, having jurisdiction over the Assets, Business or any Leased Property, and (ii) not subject to any other leases, tenancies or rights of persons in possession, except for the Leases. No Seller and, to the Knowledge of the Sellers, no landlord or other third party is in default under any of the Leases.

                    3.1.5.4 To the Knowledge of the Sellers, the Sellers possess and are in compliance with all material licenses, permits, authorizations and approvals, easements and rights of way (including any conditional use permits, certificates of occupancy, and any certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire or health) required from any Governmental Authorities having jurisdiction over the Assets or the Business necessary for the use of the Assets and the operation of the Business (the "Licenses"). To the Knowledge of the Sellers, all of the Licenses are in good standing, valid and in full force and effect, except for deficiencies in Licenses that, in the aggregate, would not have a material adverse effect on the Business. To the Knowledge of the Sellers, all Licenses material to the Business are listed on SCHEDULE 3.1.5.4.

                    3.1.5.5 Except as set forth on SCHEDULE 3.1.5.5, to the Knowledge of the Sellers, there is no action, suit, proceeding, investigation or litigation pending or threatened that (i) arises out of the ownership or use of any of the Assets or any of the Leased Property, (ii) will materially and detrimentally affect the use or operation of any of the Assets or any of the Leased Property or the value of any of the Assets or Leased Property or the Business, or (iii) will adversely affect the ability of any Seller to perform its obligations under this Agreement. There are no condemnation proceedings pending or, to the Knowledge of the Sellers, threatened in respect of any of the Leased Property. The Sellers agree and acknowledge that all liabilities arising from the matters listed on SCHEDULE 3.1.5.5 shall be liabilities of the Sellers and shall not be assumed by the Purchasers.

               3.1.6 FINANCIAL STATEMENTS. The Sellers have furnished the Purchasers with the following: (i) unaudited balance sheets and related statements of income of the Business for the fiscal years ended April 30, 1995, 1996 and 1997, attached hereto as SCHEDULE 3.1.6(a), and (ii) an unaudited balance sheet and related statement of income of the Business for the quarter ended July 31, 1997, attached hereto as SCHEDULE 3.1.6(b) (the "July Balance Sheet"). The foregoing balance sheets, together with the related statements of income of Flow or the Business, as applicable, for the time periods specified are referred to herein as the "Financial Statements". Each of the Financial Statements, including the notes thereto, are in accordance with the books and records of each Seller, fairly present the financial position and results of operation of each Seller with respect to the Business as of the given date and for the period then ended, and, except as set forth on SCHEDULE 3.1.6(c), were prepared in accordance with GAAP.

               3.1.7 UNDISCLOSED LIABILITIES. With respect to the July Balance Sheet, (i) no Seller had any material liability of any nature (whether accrued, absolute, contingent or otherwise) relating to the Business or the Assets of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with GAAP which was not fully disclosed, reflected or reserved against in the July Balance Sheet, except as disclosed on SCHEDULE 3.1.7, and (ii) except for liabilities which have been incurred since July 31, 1997 in the ordinary course of business and except as disclosed on SCHEDULE 3.1.7, since July 31, 1997, no Seller has incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise); except for liabilities covered by (i) or (ii) which do not adversely effect the Business or the Assets.

               3.1.8 TAXES. Each Seller has, or on or before the Closing Date will have, filed (or taken steps to extend any filing requirement) all federal, provincial, municipal, state, local, and foreign tax returns required to be filed and paid and discharged all federal, provincial, municipal, state, local, foreign, and other income, gross receipts, excise, business and occupation, franchise, real, property, capital and personal property, sales and use, withholding, social security, unemployment, health, worker compensation or governmental pension premium or assessment, disability, and other taxes or governmental fees, assessments, duties or charges (collectively, "Taxes"), including any interest, penalties, fines or additions to taxes reflected on the foregoing returns, and has no outstanding waivers of any statutes of limitations relating to the payment of such Taxes.

               3.1.9 CONTRACTS. Accurate and complete copies of all Assigned Contracts (excepting certain rental contracts which are described by category only on SCHEDULE 2.1.7) have been delivered to the Purchasers. To the Knowledge of the Sellers, each Assigned Contract is valid and in full force and effect, is enforceable in accordance with its terms, and constitutes the legal, valid and binding obligation of the Seller that is a party to such Assigned Contract and the other party or parties to such contracts. Such Seller has complied and, to such Seller's Knowledge, the other party or parties to such contracts have complied, in all material respects with the terms of each such Assigned Contract. Except for the Assigned Contracts, no Seller is a party to any material contracts relating to the Business or the Assets.


               3.1.10 ACCOUNTS RECEIVABLE. Subject to recorded allowances for doubtful and uncollectible Accounts, to the Knowledge of the Sellers, the Accounts reflected on the July Balance Sheet: (a) were acquired by the Sellers in the ordinary course of the Business; (b) represent valid obligations owing to a Seller by account debtors that are not affiliates of any Seller; and (c) are owned by the Sellers free and clear of all Liens.

               3.1.11 INTELLECTUAL PROPERTY. SCHEDULE 3.1.11 contains a true and complete list of all patents, trademarks, service marks, trade names, and copyrights and their registrations or applications, if any, owned by any Seller, or in which any Seller has any rights or licenses, in connection with the Business, together with a brief description of each. To the Knowledge of the Sellers, there is no infringement or alleged infringement by any Person of any such patent, trademark, service mark, trade name or copyright. No Seller has infringed, or is now infringing on, any patent, trademark, service mark, trade name or copyright belonging to any other Person. The Sellers own or hold adequate licenses or other rights to use all patents, trademarks, service marks, trade names and copyrights necessary to conduct the Business as now conducted.

               3.1.12 EMPLOYEES. Copies of each employment contract to which a Seller is a party or is bound, and to which an employee engaged primarily in the Business is a party or is bound, have been delivered to the Purchasers. Each Seller has complied with all material and applicable federal, provincial, municipal, state and foreign Laws relating to the employment of labor, including but not limited to the provisions of such Laws relating to equal employment opportunity, wages, hours and the payment of social security taxes, and is not liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

               3.1.13 PERSONNEL IDENTIFICATION AND COMPENSATION. Except with respect to the Retained Employees, SCHEDULE 2.7.1(a) contains a list of the names and titles of each Seller's current employees engaged in the Business and their rate of compensation payable (or paid, as the case may be). No non-employee agents or representatives are material to the Business as now conducted.

               3.1.14 EXISTING EMPLOYMENT CONTRACTS. SCHEDULE 3.1.14 contains a list of all employment contracts and collective bargaining agreements to which any Seller is a party or by which any Seller is bound. All these contracts and arrangements are in full force and effect and no Seller nor, to the Knowledge of the Sellers, any other Person is in default under any such contract or arrangement. To the Knowledge of the Sellers, there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the Knowledge of the Sellers, threatened labor dispute, strike, or work stoppage affecting any Seller or the Business.

               3.1.15 BROKERS AND FINDERS. Except as set forth on SCHEDULE 3.1.15, no Seller, nor any Person acting on behalf of any Seller, has employed any broker, agent or finder or incurred or agreed to incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated by this Agreement.

               3.1.16 ABSENCE OF CERTAIN CHANGES. To the Knowledge of the Sellers, since April 30, 1997 the Business has been operated only in the ordinary course and each Seller has not, with respect to the Business, had any material adverse change in its condition (financial or otherwise), assets, properties or liabilities.

               3.1.17 COMPLIANCE WITH LAWS. To the Knowledge of the Sellers, each Seller has complied with all, and is not in violation of any, applicable Laws (including, without limitation, any applicable maritime, building, zoning, environmental protection, water use, occupational health and safety, employment, disability rights or food service facilities Law) affecting its properties or the operation of the Business.

               3.1.18 OCCUPATIONAL SAFETY AND HEALTH. To the Knowledge of the Sellers, no Seller has received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state, provincial, municipal, local or foreign occupational safety and health Laws by any Seller nor has any Seller been subject to any investigation relating to the Business by any federal, state, local or foreign occupational safety and health agency within the three (3) years preceding the date hereof, and no such violation exists. To the Knowledge of the Sellers, no Seller is a party to any pending dispute with respect to compliance with any federal, state, local or foreign occupational safety and health Law.

               3.1.19 INSURANCE. All insurance policies that the Sellers currently maintain with respect to the Business (the "Insurance Policies") are in full force and effect.

               3.1.20 ASSETS OF BUSINESS. To the Knowledge of the Sellers, except for the Excluded Assets, the Assets constitute all of the material assets owned, used or held for use primarily in connection with the Business. To the Knowledge of the Sellers, except for the Excluded Assets, the sale of the Assets pursuant to this Agreement will effectively convey the Business (and the right to operate the Business) to the Purchasers, including, without limitation, all material tangible and intangible assets and all goodwill relating to the Business. For purposes of this SECTION 3.1.20 only, "Knowledge of the Sellers" shall be limited to the actual knowledge of Ronald W. Tarrant, John S. Leness, and Stephen D. Reichenbach.

               3.1.21 EMPLOYEE BENEFIT PLANS. Except as otherwise permitted by Law, no Seller is a party to any Employee Benefit Plan with unfunded liabilities. To the Knowledge of the Sellers, each Employee Benefit Plan complies, and has from its inception complied, in all material respects with all applicable requirements of: (a) ERISA, (b) other applicable Laws, (c) any lawful requirements imposed by applicable Governmental Authority, including reporting requirements, and all qualification requirements of the Code, and (d) the agreements, instruments or other documents which govern the Employee Benefit Plan (the "Plan Documents"). No Employee Benefit Plan has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA or similar provisions under other Laws). Each Employee Benefit Plan: (i) has complied in all material respects with all notification and continuation coverage requirements of COBRA, Section 4980B of the Code and regulations thereunder; (ii) has not engaged in any material nonexempt prohibited transactions; (iii) has not experienced any material reportable event as defined in ERISA; (iv) has not terminated and, to the Knowledge of the Sellers, there are no facts or any basis which exists that would reasonably entitle any person to take any proceedings, or action to wind-up or terminate any Employee Benefit Plan in whole or in part; (v) no Seller has taken any contribution holidays or otherwise omitted to make any contributions which are payable under the terms of any Employee Benefit Plan, and to the extent any contribution holidays or suspension of contributions has occurred, it has been in accordance with applicable Laws and the terms of the Plan Documents; (vi) no Employee Benefit Plan permits or requires (without a Seller's consent) a retroactive increase in premiums or payments or contributions, and the level of reserves, if any, under any self-insured or funded Employee Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims; (vii) no Seller is in material non-compliance with any Laws applicable to any Employee Benefit Plan and no Seller is in material default or breach of any of the terms, conditions or provisions of any of the Plan Documents; (viii) there are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Employee Benefit Plans; (ix) no material changes have occurred in respect of any Employee Benefit Plan since the date of the most recent financial, accounting or actuarial report, as applicable, issued in connection with any Employee Benefit Plan, which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect); (x) no Seller has received, or applied for any

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

payment of surplus out of any Employee Benefit Plan; and (xi) there have been no improper withdrawals or transfers of assets from any Employee Benefit Plan. No Seller has any nonqualified deferred compensation, severance pay, or other employee pension plans that is an obligation or liability of the Business.

               3.1.22 ENVIRONMENTAL MATTERS. To the Knowledge of the Sellers, except as disclosed on the attached SCHEDULE 3.1.22:

                    3.1.22.1 Each Seller is currently in compliance with all Environmental Laws relating to its ownership, possession and/or operation of the Assets, the Leased Property and the Business;

                    3.1.22.2 There have been no releases of any Hazardous Substances on the Leased Property during the lease and/or occupancy thereof by any Seller;

                    3.1.22.3 All releases listed on SCHEDULE 3.1.22 have been properly reported to the appropriate regulating agency and cleaned up to its satisfaction;

                    3.1.22.4 With respect to all known potential environmental hazards and releases of Hazardous Substances, the Sellers have made all notifications required under Environmental Laws, including but not limited to underground tank registration, and notification of the burning of any hazardous waste fuel or used oil;

                    3.1.22.5 Except in the ordinary course of business and in compliance with Environmental Laws, there are no on-site locations on the Leased Property where Hazardous Substances have been stored, treated, recycled, or disposed of;

                    3.1.22.6 Except in the ordinary course of business and in compliance with Environmental Laws, no Seller has disposed of any Hazardous Substances off-site;

                    3.1.22.7 There is no ongoing or threatened litigation with any Persons relating to any Seller's failure to comply with any Environmental Laws;

                    3.1.22.8 No Seller has received any notice that it or any Leased Property is the subject of any investigation pertaining to the release of any Hazardous Substance; and

                    3.1.22.9 No Seller has, and no other Person has, performed environmental investigations, studies, audits, tests, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos on any of the Leased Property.

               3.1.23 SERVICES LLC. Immediately prior to Closing, (i) Services LLC shall hold all of the Services Assets, free and clear of all Liens except those permitted encumbrances set forth on SCHEDULE 3.1.5.1 to which may the Services Assets may be subject, and (ii) Flow and Rampart shall be the only members of Services LLC and shall hold all of the ownership rights and interests in Services LLC, free and clear of any Liens.

               3.1.24 ACCURACY AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by the Sellers in this Agreement and no statement contained in any schedule delivered or to be delivered to the Purchasers pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact, necessary to make the statements contained herein or therein, not misleading.

          3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Except as disclosed on Purchasers' Disclosure Schedule attached as SCHEDULE 3.2, each of the Purchasers, jointly and severally, represent and warrant to each of the Sellers that the following statements are true and correct on the date of this Agreement and will be true and correct on the Closing Date as though made on such date:

               3.2.1 ORGANIZATION AND STANDING. Spider Acquisition is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Washington. Canada Acquisition is an unlimited liability company duly organized, validly existing and in good standing under the Laws of Nova Scotia, Canada. Belgium Acquisition is a limited liability company duly organized, validly existing and in good standing under the Laws of Belgium.

               3.2.2 POWER AND AUTHORITY. Each Purchaser has the power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

               3.2.3 COMPANY AUTHORIZATION. All company action on the part of each Purchaser, and its directors, shareholders, members and managers, as applicable, necessary for the authorization, execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement has been taken or will be taken prior to Closing.

               3.2.4 BINDING AND ENFORCEABLE AGREEMENT. This Agreement has been duly executed and delivered by the Purchasers and is a valid and binding agreement of the Purchasers, enforceable in accordance with its terms.

               3.2.5 CONSENTS. All consents, approvals, qualifications, licenses, orders or authorizations of, or filings with, any Governmental Authority required in connection with the Purchasers' valid execution, delivery or performance of this Agreement have been obtained, given or made or will, as of the Closing Date, have been obtained, given or made.

               3.2.6 NO CONFLICT. Neither the execution and delivery of this Agreement by the Purchasers nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, certificate of formation, or operating agreement, as applicable, of any Purchaser, (b) conflict with any existing provision of applicable Law, including any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government, (c) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Purchaser is a party, or by which any Purchaser may be bound, except for such default (or right of termination, cancellation or acceleration) as to which requisite waivers or consents shall either have been obtained by the Purchasers prior to Closing or the obtaining of which shall have been waived by Flow, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Purchaser.

               3.2.7 ACCURACY AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by the Purchasers in this Agreement and no statement contained in any schedule delivered or to be delivered to the Sellers pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact, necessary to make the statements contained herein or therein, not misleading.

               3.2.8 BROKERS AND FINDERS. No Purchaser, nor any Person acting on behalf of any Purchaser, has employed any broker, agent or finder or incurred or agreed to incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated by this Agreement.

               3.2.9 FINANCING. The Purchasers have delivered to the Sellers a letter from Key Bank (the "Bank") dated as of August 6, 1997 (the "Commitment Letter") providing for a credit facility of $34,000,000 available to the Purchasers to consummate the transactions contemplated hereby. The Commitment Letter remains in full force and effect and has not been amended or rescinded and the Purchasers have not received any notice or indication from the Bank that it intends to amend or terminate the Commitment Letter. The funding available under the Commitment Letter, together with other funding sources available to the Purchasers, are sufficient to enable the Purchasers to satisfy all of their financial obligations to the Sellers under this Agreement. The Purchasers covenant and agree to use their reasonable best efforts to cause the conditions precedent to Closing set forth in the Commitment Letter to be satisfied at or prior to the Closing hereunder.

               3.2.10 HART-SCOTT-RODINO ACT. Spider Acquisition is the "ultimate parent entity," as that term is defined in 16 C.F.R. Section 801.1(a)(3), of the "acquiring person," as that term is defined in 16 C.F.R.
Section 801.2, with respect to the purchase of the Assets, and Spider Acquisition does not have any "net sales" and has less than $10 million of "total assets" as calculated according to 16 C.F.R. Section 801.11.

          3.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as otherwise provided in this Agreement or the Ancillary Agreements, all representations, warranties and covenants contained in this Agreement shall survive Closing until April 30, 1999.

     4.   COVENANTS.

          4.1  CONDUCT OF THE SELLERS.

               4.1.1 PRESERVATION OF BUSINESS. Each Seller shall take until Closing, and, since April 30, 1997, has taken, commercially reasonable efforts to effect the following actions with respect to the Business:

                    4.1.1.1 Preserve intact the present business organization of such Seller;

                    4.1.1.2 Maintain the Assets in their present state of repair, order and condition, reasonable wear and tear excepted;

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

                    4.1.1.3 Preserve and protect the goodwill and advantageous relationships of the Sellers with their respective customers, suppliers and all other Persons having business dealings with any Seller;

                    4.1.1.4 Maintain its books, accounts and records in the usual and regular manner, in accordance with past accounting practices consistently applied;

                    4.1.1.5 Maintain all of its Insurance Policies in full force and effect;

                    4.1.1.6 Preserve and maintain in force all of its licenses, permits, registrations, franchises, and bonds; and

                    4.1.1.7 Comply with all Laws applicable to the conduct of the Business.

               4.1.2 ORDINARY COURSE. Except as set forth on SCHEDULE 4.1.2, the Sellers have conducted the Business, since July 31, 1997, and shall conduct the Business, until Closing, only in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and has not made and shall not make any substantial change to their respective methods of management, purchase, sale, accounting or operation in respect of the Business, nor engaged nor will engage in any transaction or activity, nor entered into or amended nor will enter into or amend any agreement, nor made nor will make any commitment, except in the ordinary course of business and consistent with past practice. Without limiting the foregoing and without the prior written consent of the Purchasers, no Seller has, since April 30, 1997, nor shall, prior to Closing:

                    4.1.2.1 Become a party to any material plan, contract, guaranty, or agreement affecting the Business;

                    4.1.2.2 Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber any of the Assets, other than Inventory sold in the ordinary course of the Business;

                    4.1.2.3 Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business;

                    4.1.2.4 Make any economic concessions to vendors or customers or other Persons;

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

                    4.1.2.5 Except with respect to employees not engaged in the Business and except as otherwise required in this Agreement, announce or institute any personnel changes or employee commitments or contracts, including granting any increase in the compensation of any employees or independent contractors;

                    4.1.2.6 Do any act or omit to do any act, or permit any act or omission to occur, which will cause a breach of any contract or commitment of such Seller, or modify or amend any Assigned Contract; or

                    4.1.2.7 Except as approved by the Purchasers, make any changes to any computer, electronic, or other systems or software used in the conduct of the Business, including but not limited to accounting, billing, recordkeeping or other systems and software.

     Notwithstanding anything contained herein to the contrary, nothing contained herein shall restrict or prevent Flow from making any necessary announcements to the public or any employees of any Seller concerning the transactions contemplated by this Agreement, in accordance with SECTION 4.5.

               4.1.3 ACTIONS AFFECTING REPRESENTATIONS AND WARRANTIES. The Sellers shall use commercially reasonable efforts to cause the representations and warranties of the Sellers contained in this Agreement to be true and accurate on and as of the Closing Date.

               4.1.4 SCHEDULES AND SUPPLEMENTAL DISCLOSURES. The parties acknowledge and agree that the Schedules attached hereto as of the date of this Agreement may not be complete and are subject to change prior to Closing. The Sellers shall prepare and deliver to the Purchasers the complete Schedules to this Agreement on or before the 21st day after the date of this Agreement (the "Proposed Final Schedules"). In the event that the Purchasers determine within five (5) business days after the date of delivery of all of the Proposed Final Schedules that such Proposed Final Schedules are not reasonably acceptable to the Purchasers because such Proposed Final Schedules reflect a material adverse change in the condition of the Business or Assets from the condition thereof on the Closing Date, the Purchasers shall have the right to terminate this Agreement as provided in SECTION 7.4 without penalty or cost. The Sellers shall have the continuing obligations to supplement promptly and amend the Proposed Final Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement or thereafter, would have been required to be set forth or described in the

Schedules; PROVIDED, HOWEVER, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as the Purchasers may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made in this Agreement unless the Purchasers determine to proceed with the Closing.

               4.1.5 ACCESS TO INFORMATION. The Sellers shall, until Closing, give to the Purchasers and to the Purchasers' accountants, counsel and other representatives (who the Purchasers shall inform of the confidentiality obligations under SECTION 4.2.1) reasonable access during normal business hours to the properties, books, records, and employees of the Sellers and shall furnish promptly to the Purchasers, upon reasonable prior written request, (a) a copy of each report, notice, return or other document filed or received by, or on behalf of, any Seller relating to the Assets or the Business and, (b) all other information pertaining to the Business or the Assets.

               4.1.6 CONSENTS AND NOTICES. The Sellers shall use commercially reasonable efforts to obtain prior to the Closing Date all consents, authorizations, waivers, approvals of, or exemptions by, any Person, including, without limitation, any governmental body or agency or instrumentality thereof, required to be obtained in connection with the transactions contemplated by this Agreement.

               4.1.7 CONFIDENTIAL INFORMATION. No Seller shall disclose to any third party any confidential or proprietary information of the Purchasers obtained by any Seller in the course of negotiating this Agreement or consummating the transactions contemplated hereby, unless such information is generally known, becomes lawfully obtainable from another source, or as required by law. If Closing does not occur, the Sellers shall return to the Purchasers all documents of any kind (originals and copies) obtained from the Purchasers in connection with this Agreement.

               4.1.8 ACCESS TO RECORDS. For a period of seven (7) years following Closing, the Sellers shall preserve all books and records in their respective possession relating to the Assets or the Business. During such period, the Sellers shall grant to the Purchasers access to such records during normal business hours on reasonable prior notice.

          4.2  CONDUCT OF THE PURCHASERS.

               4.2.1 CONFIDENTIAL INFORMATION. The Purchasers shall not disclose to any third party any confidential or proprietary information of the Sellers obtained by the Purchasers

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

in the course of negotiating and performing this Agreement, unless such information is generally known, becomes lawfully obtainable from another source, as required by law, or as necessary to carry out the transactions contemplated by this Agreement. If Closing does not occur, the Purchasers shall return to the Sellers all documents of any kind (originals and copies) obtained from the Sellers in connection with this Agreement.

               4.2.2 ACCESS TO RECORDS. For a period of seven (7) years following Closing, the Purchasers shall preserve all Books and Records identified in SECTION 2.1.9. During such period, the Purchasers shall grant to the Sellers access to such records during normal business hours on reasonable prior notice.

               4.2.3 ORDINARY COURSE. The Purchasers shall conduct the Business on and after the Management Date until Closing only in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and the Purchasers will not (i) make any substantial change to their respective methods of management, purchase, sale, accounting or operation in respect of the Business, (ii) engage in any transaction or activity, (iii) enter into or amend any agreement, or (iv) make any commitment, except in the ordinary course of business and consistent with past practice.

               4.2.4 ACTIONS AFFECTING REPRESENTATIONS AND WARRANTIES. The Purchasers shall use commercially reasonable efforts to cause the representations and warranties of the Purchasers contained in this Agreement to be true and accurate on and as of the Closing Date. In addition, in the event that any Purchaser has knowledge that any representation or warranty made by any Seller in this Agreement or any statement contained in any schedule delivered to the Purchasers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact, necessary to make the statements contained herein or therein, not misleading, such Purchaser will provide written notice thereof to the Sellers which specifically refers to this
SECTION 4.2.4 and sets forth the nature and extent of such untrue statement or omission.

               4.2.5 ACCESS TO INFORMATION. To the extent that the Purchasers control any aspects of the Business or Assets on and after the Management Date, the Purchasers shall, until Closing, give to the Sellers and to the Sellers' accountants, counsel and other representatives (whom the Sellers shall inform of the confidentiality obligations under SECTION 4.1.7) reasonable access during normal business hours to the properties, books, records, officers, directors and employees of the Sellers and shall furnish promptly to the Purchasers, upon reasonable prior written request, (a) a copy of each report, notice, return or other document filed or received by, or on behalf of, any Purchaser relating to the Assets or the Business and, (b) all other information pertaining to the Business or the Assets, other than proprietary information, reports and projections prepared by the Purchasers in connection with the transactions contemplated by this Agreement.

               4.2.6 CONSENTS AND NOTICES. The Purchasers shall use commercially reasonable efforts to obtain prior to the Closing Date all consents, authorizations, waivers, approvals of, or exemptions by, any Person including, without limitation, any governmental body or agency or instrumentality thereof, required to be obtained in connection with the transactions contemplated by this Agreement.

               4.2.7 FORMATION OF BELGIUM ACQUISITION AND CANADA ACQUISITION. Prior to Closing, Spider Acquisition shall form Belgium Acquisition and Canada Acquisition. After formation of Belgium Acquisition and Canada Acquisition, Spider Acquisition shall cause both such entities to become parties to this Agreement and, together with Spider Acquisition, such entities shall constitute the "Purchasers" as defined herein.

          4.3 OPERATIONS PRIOR TO THE CLOSING DATE. Effective as of the close of business on July 31, 1997, (the "Management Date"), the Purchasers agree, as Sellers' agent, to manage and operate the Business between the Management Date
and the Closing Date.   As consideration for the Purchasers' agreement to manage
and operate the Business, the Sellers agree that all changes in assets and liabilities to the Business between the Management Date and the Closing Date which are solely attributable to operation of the Business during this interim period shall be for the benefit of the Purchasers. It is the intent of the parties to this Agreement that the Sellers will retain ownership of the Business until the Closing Date.

               4.3.1 EMPLOYEES. During the period between the Management Date and the Closing date, all employees of the Business shall remain the responsibility of and employed by Sellers, but will report to and take direction from representatives of the Purchasers operating the Business.

               4.3.2 TERMINATION. In the event the transaction contemplated by this Agreement does not close, by reason of a failure of the conditions precedent set forth herein or for any other reason (including termination pursuant to SECTION 7.4), on or before September 29, 1997, this Agreement shall be deemed canceled and terminated, the Purchasers shall surrender their management and operation of the Business to the Sellers and, except as otherwise provided for in this Agreement, no party shall have any further liability or obligation to any other party under this Agreement, except as provided in Sections 15 and 17 of the Letter of Intent.

               4.3.3 RISK OF LOSS. Notwithstanding the foregoing, the parties hereto agree that, other than the risk of operating loss during this interim period and other than any loss, damage and/or injury which results as a result of the intentional misconduct or gross negligence of any Purchaser, all risk of loss, damage and/or injury with respect to the Business and Assets during the period between the Management Date and the Closing Date shall remain with the Sellers, and the Sellers shall maintain adequate insurance (including without limitation liability, casualty and workers compensation policies) with respect to the operations and assets of the Business during this period.

          4.4 PUBLICITY. The parties shall mutually agree as to any public disclosure or announcement that is made regarding the purchase and sale contemplated by this Agreement or the existence of negotiations leading up to this Agreement; provided, that nothing shall prohibit a public disclosure by a party regarding this Agreement and the transactions contemplated hereby if, in the opinion of legal counsel to such party, such disclosure is required under applicable Laws.

          4.5 EXCLUSIVITY AND OTHER PROVISIONS OF LETTER OF INTENT. Unless this Agreement has been terminated in accordance with SECTION 7.4, the parties agree that the provisions of Section 14 of the Letter of Intent dated July 17, 1997 addressing the matters covered by this Agreement (the "Letter of Intent") shall be binding on the parties hereto as if set forth herein but shall be modified to change references to August 25, 1997 therein to the Closing Date. In addition, the parties agree that the provisions of Sections 15 and 17 of the Letter of Intent shall be binding on the parties hereto as if set forth herein.

          4.6 REPURCHASE OF UNCOLLECTIBLE ACCOUNTS. On the 366th day after the Closing Date (or the first business day thereafter if such 366th day is on a weekend or holiday), the Sellers, through Flow, agree to repurchase from the Purchasers, and the Purchasers agree to assign to Flow all its right, title and interest in the Uncollectible Accounts, in exchange for Immediately Available Funds in an amount equal to (i) the face amount of the Uncollectible Accounts less the Reserve for Uncollectible Accounts multiplied by (ii) 66 2/3%, provided however that the maximum amount to be paid by Flow for the Uncollectible Accounts shall not exceed $666,666.67.

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

          4.7 JFK RECEIVABLE. The Purchasers shall use their commercially reasonable best efforts to assist the Sellers in the prosecution of the JFK Performing Arts Center receivable reflected on the July Balance Sheet prior to adjustment (the "JFK Receivable"). Any amounts recovered with respect to the JFK Receivable over and above the July 31, 1997 book value thereof (prior to adjustment), and after payments of legal fees and related costs and expenses and applicable bonus payment to Patrick Winkler pursuant to arrangements with respect thereto, shall be shared equally by the Purchasers and Sellers. The Sellers shall fund all legal costs and expenses with respect to the prosecution of the JFK Receivable. The Purchasers acknowledge that bonus arrangements with Patrick Winkler with respect to the JFK Receivable provide for the payment of a bonus by the Sellers to Patrick Winkler only to the extent that recovery exceeds all legal fees and related costs and expenses.

          4.8   POST CLOSING COLLECTION OF ACCOUNTS.   The Sellers and the
Purchasers agree to remit, within three (3) business days after collection, to the other any payments received, which payments are on accounts of (or otherwise payable to) the other, provided, however, that the Sellers agree to take all commercially reasonable actions required to cause all payments received on the Accounts that are collected pursuant to a lockbox arrangement maintained by the Sellers to be directly deposited in such bank accounts as the Purchasers may direct from time to time.

          4.9 REGISTRATION OF AGREEMENT IN BELGIUM. The parties shall prepare and execute a transfer agreement (the "Belgium Agreement") with respect to the Assets of Power Climber Belgium and Holdings Belgium which are being transferred to Belgium Acquisition hereunder. The Belgium Agreement, which shall be in Dutch pursuant to Belgian Law, shall identify the transferring and receiving parties hereunder of the Belgian Assets, the Belgian Assets being transferred, and the purchase price to be paid for said Assets. The Purchasers shall register the Belgium Agreement, together if possible with the certificate identified in SECTION 2.8.5 of this Agreement, with the competent Belgian tax collector for registration duties within the statutorily provided time frame of article 32, 9 of the Belgian Registration Duties Code. The Sellers and the Purchasers shall each bear one-half the costs of such registration.

          4.10 401(k) PLAN. Those Available Employees who are hired by the Purchasers no later than two months after Closing ("Continuing Employees") shall be credited with all service with which they are credited under Flow's 401(k) Plan and Trust for purposes of eligibility and vesting under Spider Acquisition's 401(k) Plan and Trust.

     Spider Acquisition shall, prior to Closing or as soon as practicable thereafter, establish a tax-qualified 401(k) plan and trust ("Spider Acquisition's 401(k) Plan and Trust") which shall cover some or all of its employees. As soon as practicable after Closing and the establishment of Spider Acquisition's 401(k) Plan and Trust, assets and liabilities representing the account balances of the Continuing Employees in Flow's 401(k) Plan and Trust shall be transferred to Spider Acquisition's 401(k) Plan and Trust in a trust-to-trust transfer that satisfies Code Section 414(l) and ERISA Section 208 and the regulations thereunder (the "Transfer"). Prior to the Transfer, Spider Acquisition shall provide the Sellers with a representation from an officer of Spider Acquisition that Spider Acquisition's 401(k) Plan and Trust is tax-qualified, and that it contains language which properly permits the Transfer, including any provisions necessary to maintain the Code Section 411(d)(6) protected benefits with respect to the accounts of Continuing Employees. To effect the Transfer, Flow shall cause the Continuing Employees' accounts in Flow's 401(k) Plan and Trust (except for investments in participant Plan loans) to be converted to cash and the resulting cash and outstanding Plan loans to be transferred to Spider Acquisition's 401(k) Plan and Trust. Notwithstanding the foregoing, prior to the transfer, Spider Acquisition and Flow may agree to have other assets in addition to Plan loans which are allocated to the Continuing Employees' accounts transferred in-kind to Spider Acquisition's 401(k) Plan and Trust.

     Upon the Transfer, the Continuing Employees shall be 100% vested in their entire interest in Flow's 401(k) Plan and Trust (including employer matching contributions). Upon transfer of the Continuing Employees' vested account balances to Spider Acquisition's 401(k) Plan and Trust, Spider Acquisition's 401(k) Plan and Trust shall be liable to the Continuing Employees for the vested benefits which they had accrued in and were transferred from Flow's 401(k) Plan and Trust. The Purchasers hereby agree to pay, indemnify and hold harmless Sellers, their directors, officers, employees, and agents and Flow's 401(k) Plan and Trust and fiduciaries thereto from and against any and all costs, losses, liabilities, damages, claims or expenses incurred by Sellers or Flow's 401(k) Plan and Trust arising out of the failure of Spider Acquisition's 401(k) Plan and Trust to satisfy the requirements of the Code and ERISA as a tax-qualified plan with a cash or deferred arrangement under Code Sections 401(a) and (k) and 501(a), as of the date assets and liabilities are transferred to Spider Acquisition's 401(k) Plan and Trust from Flow's 401(k) Plan and Trust. This agreement to indemnify and hold harmless shall not limit or supersede any other such agreements by the Purchasers under this Agreement, and shall be subject to the limits of indemnification (that is, the

Indemnification Floor and Indemnification Ceiling) set forth in SECTION 6.5 of this Agreement.

          4.11 NEW JERSEY PAC CONTRACT. The Purchasers shall use commercially reasonable best efforts to bill and collect any and all amounts due under the New Jersey PAC Contract, including without limitation the New Jersey PAC Receivable and amounts due pursuant to change orders. The Purchasers shall not write off, settle or otherwise compromise any receivables or other amounts due under the New Jersey PAC Contract. If the Purchasers make a claim for indemnification under SECTION 6.4 of this Agreement, the Purchasers shall assign to Flow the rights in the uncollected New Jersey PAC receivables for no additional consideration.

     5.   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS AND OF THE SELLERS.

          5.1  CONDITIONS TO OBLIGATIONS OF THE PURCHASERS.   Notwithstanding
any other provision of this Agreement, the obligation of the Purchasers to purchase the Assets is subject to the satisfaction or waiver in writing, on or before the Closing Date, of the following conditions:

               5.1.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. All representations and warranties of the Sellers contained in this Agreement and in the certificates and other instruments delivered by the Sellers to Purchaser in connection with this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of such time, except (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a material adverse effect on the transactions provided for in this Agreement, and the Sellers shall have performed and complied with all material covenants, obligations and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date, except for breaches thereof that do not have a material adverse effect on the benefits of the transactions provided for in this Agreement, and the Purchasers shall have received a signed certificate to that effect from officers of each Seller on behalf of each Seller, respectively, dated the Closing Date.

               5.1.2 CONSENTS AND APPROVALS. The Purchasers shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates specified in SECTION
3.1.4 to this Agreement, in each case except for such thereof as the Sellers and the Purchasers shall have agreed in writing shall not be obtained.

               5.1.3 LITIGATION. There shall be no pending or threatened litigation against the Business, the Assets, the

Leased Property or any Seller that, in the opinion of counsel for any party, has or is likely to have any material adverse effect on the Business, the Assets, or the Leased Property, taken as a whole, or the enjoyment of the benefits of them by the Purchasers.

               5.1.4 AUTHORIZATIONS. All actions necessary to authorize the execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the Sellers.

               5.1.5 LEGAL OPINION. The Purchasers shall have received the opinion of counsel to the Sellers in substantially the form attached to this Agreement as EXHIBIT 5.1.6, dated as of the Closing Date.

               5.1.6 DAMAGE TO OR DESTRUCTION OF THE ASSETS. In the event of any destruction or condemnation of the Assets, the Leased Property or any material portion of the Assets or Leased Property prior to Closing, the Purchasers may elect, at their sole discretion, to (a) proceed to Closing and pay the purchase price pursuant to the terms of this Agreement and receive any insurance proceeds or condemnation award with respect to the Assets so destroyed or condemned, free and clear of all Liens or interests of any third persons, or
(b) terminate this Agreement, the purchase of the Assets and lease of the Leased Property contemplated by this Agreement if, in the Purchasers' opinion, (i) there has been a material dissipation of the Assets or the Leased Property or
(ii) the Assets or the Leased Property are no longer suitable for the Purchasers' intended use. The Sellers shall provide the Purchasers with written notice of any destruction or condemnation of the Assets or the Leased Property or any portion thereof as soon as practicable after the occurrence of such destruction or condemnation, and, pending election by the Purchasers, any insurance proceeds or condemnation award shall be deposited in escrow.

               5.1.7 DOCUMENTS OF TRANSFER. The Sellers shall have provided to the Purchasers the Closing deliveries set forth in SECTION 2.10.2 and any documents necessary to transfer ownership of the Assets to the Purchasers, free and clear of all Liens except liens listed on SCHEDULES 3.1.5.1.

          5.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. Notwithstanding any other provision of this Agreement, the obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing, on or before the Closing Date, of the following conditions:

               5.2.1 REPRESENTATIONS AND WARRANTIES; COVENANTS. All representations and warranties of the Purchasers contained in this Agreement and in the certificates and other instruments delivered by the Purchasers to the Sellers in connection with this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of such time, except (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a material adverse effect on the transactions provided for in this Agreement, and the Purchasers shall have performed and complied with all material covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchasers prior to or on the Closing Date, except for breaches thereof that do not have a material adverse effect on the benefits of the transactions provided for in this Agreement, and Flow shall have received a certificate signed by an officer of each Purchaser, dated the Closing Date, to that effect.

               5.2.2 AUTHORIZATIONS. All actions necessary to authorize the execution, delivery and performance of this Agreement by the Purchasers and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the Purchasers.

               5.2.3 CONSENTS AND APPROVALS. The Purchasers shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates specified in SECTION
3.1.4 to this Agreement, in each case except for such thereof as the Sellers and the Purchasers shall have agreed in writing shall not be obtained.

               5.2.4 LEGAL OPINION. Flow shall have received the opinion of counsel to the Purchasers in substantially the form attached to this Agreement as EXHIBIT 5.2.4, dated as of the Closing Date.

               5.2.5 DOCUMENTS OF TRANSFER. The Purchasers shall have provided to Flow the Closing deliveries set forth in SECTION 2.10.3.

          5.3 WAIVER OF CONDITIONS. In the event the conditions precedent to the Purchasers' obligation to close this transaction have not been satisfied on or prior to the date thirty (30) days from the date hereof, the Purchasers may, at their discretion, (i) elect to waive such conditions and to close the transaction on the terms and conditions set forth herein, without any abatement of the purchase price, or (ii) terminate this Agreement. In the event the conditions precedent to the Sellers' obligations to close this transaction have not been satisfied on or prior to the date thirty (30) days from the date hereof, the

Sellers may, at their discretion, (i) elect to waive such conditions and close the transaction on the terms and conditions set forth herein without any abatement of the purchase price, or (ii) terminate this Agreement.

     6.   INDEMNIFICATION.

          6.1 INDEMNIFICATION BY THE SELLERS. Each Seller, jointly and severally, shall be responsible to each Purchaser for, and shall defend, indemnify, and hold each Purchaser harmless from and against loss, damage, liability, cost or expense (including, without limitation, reasonable attorneys' fees, legal expenses and consultant's fees), that shall be suffered by such Purchaser, resulting from or relating to (i) claims or demands made by third parties against such Purchaser with regard to any Seller's ownership, management, or conduct of the Business or use of the Assets prior to and including the Management Date, including without limitation any liabilities for personal injury, property damage, or other harm relating to services provided or products of the Business sold by any Seller prior to and including the Management Date, or any other liability, obligation or commitment of any Seller (whether known or unknown, fixed or contingent, due or to become due) not expressly assumed by the Purchasers under this Agreement; (ii) any breach of any of the representations or warranties of the Sellers contained in this Agreement (including, without limitation, any schedule, certificate, exhibit or other instrument delivered or to be delivered by the Sellers pursuant to this Agreement) or failure of any Seller to perform or observe any term of or covenant in this Agreement; (iii) any response costs, costs of remediation or cleanup, arising out of or related to the presence, as of July 31, 1997, of Hazardous Substances in, on, or under any of the Leased Property; or (iv) any failure by any Seller to satisfy the debts of the Business on or prior to the Closing Date, unless such debts are expressly assumed by the Purchasers hereunder.

          6.2 INDEMNIFICATION BY THE PURCHASERS. The Purchasers shall be responsible to each Seller for, and shall defend, indemnify and hold each Seller harmless from and against loss, damage, liability, cost or expense (including, without limitation, reasonable attorneys' fees, legal expenses and consultant's fees) that shall be suffered or incurred by them, resulting or relating to (i) uninsured claims or demands made by third parties arising solely as a result of the Purchasers' management or conduct of the Business for the period beginning on the Management Date and ending on the Closing Date, including, without limitation, any liability for personal injury, property damage or other harm relating to services provided by or products of the Business sold by the Purchasers during such period,

PROVIDED, HOWEVER, that the Purchasers will not indemnify any Seller for any claims or demands arising from or relating to Hazardous Substances in, on or under any of the Leased Property as of the Management Date; (ii) claims or demands made by third parties arising solely as a result of the Purchasers' ownership, management, or conduct of the Business after the Closing Date, including, without limitation, any liability for personal injury, property damage or other harm relating to services provided by or products of the Business sold by the Purchasers after the Closing Date, PROVIDED, HOWEVER, that the Purchasers will not indemnify any Seller for any claims or demands arising from or relating to Hazardous Substances in, on or under any of the Leased Property as of the Management Date; (iii) any breach by the Purchasers of the representations or warranties of the Purchasers contained in this Agreement or failure of the Purchasers to observe or perform any term of or covenant in this Agreement; or (iv) any Assumed Liabilities.

          6.3 SURVIVAL. The indemnity obligations set forth in Section 6.1(ii) and Section 6.2(iii) shall survive Closing until April 30, 1999, except as otherwise provided in this Agreement. All other indemnity obligations set forth in this SECTION 6 shall survive Closing and shall not expire.

          6.4 SPECIAL INDEMNIFICATION OF COLLECTION OF NEW JERSEY PAC. Notwithstanding any other provision of this Agreement, the Sellers, through Flow, shall be responsible to each Purchaser for, and shall defend, indemnify, and hold each Purchaser harmless from and against loss, damage, liability, cost or expense (including, without limitation, reasonable attorneys' fees, legal expenses and consultants' fees), that shall be suffered by such Purchaser, resulting from or relating to the Purchaser's inability to collect all or a portion of the New Jersey PAC Receivable within six (6) months of the Closing Date; provided, however that the maximum amount to be paid by Flow pursuant to this SECTION 6.4 shall not exceed Two Hundred Thousand Dollars ($200,000). The Indemnification Floor set forth in SECTION 6.5 shall not apply to any amounts owing under this SECTION 6.4. Any amounts paid under this SECTION 6.4 shall, however, be counted as payments made pursuant to SECTION 6.5 for purposes of calculating the maximum aggregate amount (i.e., the Indemnification Ceiling) to which the Purchasers are entitled to be indemnified pursuant to SECTION 6.5.

          6.5 LIMITS OF INDEMNIFICATION. Notwithstanding any other provision in this ARTICLE 6, the Sellers on one hand and the Purchasers on the other hand (the "Indemnifying Parties") shall not have any obligation to indemnify or to reimburse the other (the "Indemnified Parties") pursuant to SECTION 6.1(ii) and
Section 6.2(iii) except to the extent that the obligations of the Indemnifying Parties hereunder in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Indemnification Floor"), in which event the Indemnifying Parties shall reimburse the Indemnified Parties for all losses exceeding the Indemnification Floor; provided, however, that the aggregate amount to which the Sellers or the Purchasers shall be entitled to be indemnified hereunder will not exceed Six Million Five Hundred Thousand Dollars ($6,500,000) (the "Indemnification Ceiling").

     7.   MISCELLANEOUS.

          7.1 FURTHER ASSURANCES. Each of the Sellers and the Purchasers will, from time to time on or after the Closing Date, execute and deliver to the other parties all such further assignments, endorsements and other documents as the Purchasers or the Sellers, as the case may be, reasonably request in order to complete the transactions contemplated by this Agreement.

          7.2 AMENDMENTS AND WAIVERS. The provisions of this Agreement may be amended only by the written agreement of Flow and the Purchasers, it being hereby agreed and acknowledged that the consent of the Sellers other than Flow shall not be required to amend this Agreement. Subject to the foregoing, any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

          7.3 SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties to this Agreement. This Agreement and the rights hereunder may not be assigned by (i) the Purchasers without the prior consent of Flow and (ii) any Seller without the prior consent of Flow and the Purchasers.

          7.4 TERMINATION. This Agreement may be terminated at any time prior to Closing: (a) by the mutual written agreement of Flow and the Purchasers; (b) by any party if the transactions contemplated hereby have not been consummated by September 29, 1997; provided, that a party may not terminate the Agreement pursuant to this SECTION 7.4(b) if such party failed to act in good faith to consummate the transactions contemplated hereby by September 29, 1997; or (c) by the Purchasers in the event the

Purchasers determine, pursuant to SECTION 4.1.4, that the Proposed Final Schedules, as amended and supplemented, are not acceptable. In the event of the termination of this Agreement, this Agreement shall thereafter become void and of no effect and no party shall have any liability to any other party, except as provided in Sections 15 and 17 of the Letter of Intent and except that nothing in this SECTION 7.4 shall release any party from liability for a willful failure to carry out its or his obligations under this Agreement.

          7.5 DEFAULT. Time is of the essence of this Agreement. If any party defaults under this Agreement, the other parties may seek specific performance of this Agreement, damages, or rescission. In any suit, action or appeal to enforce this Agreement or any term or provision of this Agreement, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred, including reasonable attorneys' fees at trial or on appeal.

          7.6 RELEASE OF MANAGEMENT GROUP. The Sellers acknowledge that each of Thomas A. Cross, Jeffry A. Levy and Mark F. Mitchell (together, the "Management Group") were given the express consent of the Sellers to present an offer and negotiate for the purchase of the Assets, apart from their respective roles as employees or officers of any Seller. In recognition thereof, the Sellers release each member of the Management Group from any of their respective management or other duties (as officers, employees or otherwise) to any of the Sellers in connection herewith and with the transactions contemplated hereunder, and the Sellers shall defend, indemnify and hold harmless each member of the Management Group in the event the transactions contemplated by this Agreement are challenged by any third party on the basis of fairness.

          7.7  DISPUTE RESOLUTION.

               7.7.1 AAA RULES. Any dispute between the Purchasers and Sellers under this Agreement or any of the agreements constituting the executed Exhibits to this Agreement (the "Ancillary Agreements") shall be submitted to final and binding arbitration in King County, Seattle, Washington, which arbitration shall, except as herein specifically stated, be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA") then in effect; provided, however, that the parties agree first to try in good faith to resolve any dispute that does not exceed One Hundred Thousand Dollars ($100,000) by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration; provided, further, that in the event of an arbitration, the arbitration provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the AAA rules.

               7.7.2 BINDING EFFECT. The final decision of the arbitrator shall be a reasoned opinion based on applicable law and furnished in writing to the Purchasers and Sellers and will constitute a conclusive determination of the issue in question, binding upon the Purchasers and Sellers. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

               7.7.3 COMPENSATION OF ARBITRATOR. Any such arbitration shall be conducted before a single arbitrator who will be compensated for his or her services, as provided below in SECTION 7.7.5, at a rate to be determined by the parties or by the AAA, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the Sellers and Purchasers are not able to agree upon his or her rate of compensation.

               7.7.4 SELECTION OF ARBITRATOR. The AAA shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm; provided, however, that such accounting firm or law firm cannot be a firm that has within the last three years rendered, or is then rendering, services to any party hereto or, in the case of a law firm, appeared, or is then appearing, as counsel of record in opposition to any party hereto. Any arbitrator selected to serve shall be qualified by training and experience for the matters for which such arbitrator is designated to serve.

               7.7.5 PAYMENT OF COSTS. The prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the prevailing party and the amount of such fees and costs to be allocated to such party

               7.7.6 TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement, the Ancillary Agreements or any other documents that are executed in connection therewith.

               7.7.7  EXCLUSIVE REMEDY.  Arbitration or mediation under this
SECTION 7.7 shall be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement or the Ancillary Agreements; provided that nothing in this Agreement shall preclude the adoption of other alternative dispute resolution procedures by mutual consent of the parties.

          7.8 ATTORNEYS' FEES. If it shall be necessary for any party to this Agreement to employ an attorney to enforce their rights pursuant to this Agreement because of the default of another party(s), the defaulting party(s) shall reimburse the prevailing party for reasonable attorneys' fees and expenses.

          7.9 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          7.10 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

          7.11 NOTICES. Any notices, requests, demands or other communications required or permitted to be sent under this Agreement shall be delivered personally, sent by overnight courier or mailed by registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery, one business day after deposit with an overnight courier or three business days after deposit in the mail:

     If to any Purchaser,     SafeWorks, L.L.C.
     to:                      23307 - 66th Avenue South
                              Kent, Washington  98032
                              Attention:  Thomas A. Cross

        with a copy to:       Davis Wright Tremaine LLP
                              10500 NE 8th Street
                              1800 Bellevue Place
                              Bellevue, Washington  98004-4300
                              Attention:  Steven J. Hopp


     If to any Seller,        Flow International Corporation
     to:                      23500 - 64th Avenue South
                              Kent, Washington  98032
                              Attention:  Ronald W. Tarrant
        with a copy to:       Preston Gates & Ellis LLP
                              5000 Columbia Center
                              701 Fifth Avenue
                              Seattle, Washington  98104-7078
                              Attention:  Robert Jaffe and
                              Richard Dodd

          7.12 GOVERNING LAW. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Washington applicable to contracts made and to be performed in that state.

          7.13 ENTIRE AGREEMENT. This Agreement, together with those documents expressly referred to in this Agreement, constitutes the final agreement of the parties concerning the matters referred to in this Agreement, and supersedes all prior agreements and understandings.

          7.14 CONSTRUCTION. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning thereof.

          7.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

          7.16 SCHEDULES. The following schedules (the "Schedules") and exhibits (the "Exhibits") are attached to and form an integral part of this
Agreement:

          Schedule 1(a)       Sellers' Management
          Schedule 1(b)       Purchasers' Management
          Schedule 1(c)       Leases
          Schedule 2.1.5      Equipment
          Schedule 2.1.7      Assigned Contracts
          Schedule 2.2.9      Additional Excluded Assets
          Schedule 2.3        Assumed Liabilities
          Schedule 2.4.1      Preliminary Purchase Price Adjustment
          Schedule 2.4.2      Net Cash Position
          Schedule 2.4.4      Payment
          Schedule 2.6        Allocation of Purchase Price
          Schedule 2.7.1(a)   Available Employees
          Schedule 2.7.1(b)   Retained Employees
          Schedule 2.7.2      Unrestricted Employees
          Schedule 3.1.1      Spider BC Power and Authority
          Schedule 3.1.4      Required Consents

          Schedule 3.1.5.1    Permitted Encumbrances
          Schedule 3.1.5.4    Licenses
          Schedule 3.1.5.5    Litigation
          Schedule 3.1.6(a)   Balance Sheets (FYE 4/30/94-97)
          Schedule 3.1.6(b)   Balance Sheets (QtrYE 7/31/97)
          Schedule 3.1.6(c)   Exceptions to Financial Statements
          Schedule 3.1.7      Undisclosed Liabilities
          Schedule 3.1.11     Intellectual Property
          Schedule 3.1.14     Existing Employment Contracts
          Schedule 3.1.15     Seller's Brokers and Finders
          Schedule 3.1.22     Environmental Exceptions
          Schedule 3.2        Purchasers' Disclosure Schedule
          Schedule 4.1.2      Ordinary Course Exceptions

          Exhibit 2.5         Noncompetition Agreement
          Exhibit 2.9.2       Transfer of LLC Interest
          Exhibit 2.10.2.1    Bill of Sale
          Exhibit 2.10.2.2    Assignment and Assumption Agreement
          Exhibit 2.10.2.3(a) Assignment of Lease
          Exhibit 2.10.2.3(b) Assignment of Kent Lease
          Exhibit 2.10.2.4    Nihon Bisoh Assignment and Assumption
          Exhibit 2.10.2.5    Assignment of Trademark Rights
          Exhibit 2.10.2.6    Assignment of Patent Rights
          Exhibit 2.10.2.8    Interim Manufacturing Agreement
          Exhibit 2.10.2.9    License and Parts Purchase Agreement
          Exhibit 2.10.2.10   Lease Agreement
          Exhibit 2.10.2.11   ARK Agreement
          Exhibit 5.1.6       Legal Opinion of Sellers' Counsel
          Exhibit 5.2.4       Legal Opinion of Purchasers' Counsel


     The parties to this Agreement have executed this Agreement as of the date first set forth above.


                              FLOW INTERNATIONAL CORPORATION, a
                              Delaware corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              SPIDER STAGING CORPORATION, a
                              Washington corporation

                              -------------------------------------------

                              Ronald W. Tarrant, President

                              SPIDER STAGING CORPORATION,
                              a British Columbia corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              POWER CLIMBER NV, a Belgium corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              PCNV HOLDINGS, a Belgium corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              POWER CLIMBER, INC., a California
                              corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              SUSPENDED SCAFFOLD SYSTEMS, INC., a
                              California corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              SCAFFOLD CLIMBER, INC., a California
                              corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              POWER OPERATED STAGING, INC., a California corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President

                              ASTRO HOIST, INC., a California
                              corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              RAMPART WATERBLAST, INC., a Florida
                              corporation

                              -------------------------------------------
                              Ronald W. Tarrant, President


                              SAFEWORKS, L.L.C., a Washington limited
                              liability company

                              -------------------------------------------
                              Thomas A. Cross, President